Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

SeaStar Medical Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	16,088,000(2)	$4.07	$65,478,160	0.00011020	$7,215.69

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	9,829,000(4)	$4.07	$40,004,030	0.00011020	$4,408.44

Fees to Be Paid	Equity	Warrant, each whole warrant exercisable for one share of common stock for $11.50 per share	457(g)	6,438,000(5)	—	—	—	— (6)

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$105,482,190		$11,624.13

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$11,624.13

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)

Includes the issuance of up to 16,088,000 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), including the shares that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, such as the public warrants and the private placement warrants.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $4.07, based on the average of the high and low sales prices of the Common Stock as reported by the Nasdaq Capital Market on November 18, 2022.

(4)

Includes 9,829,000 shares of Common Stock that may be sold by the selling securityholders named herein (including 5,738,000 shares of Common Stock that may be issued upon exercise of the private placement warrants, 2,587,500 founder shares, 700,000 shares of Common Stock issued to the PIPE Investors, 700,000 shares of Common Stock that may be issued upon exercise of the PIPE Warrants; and 103,500 shares of Common Stock held by Maxim Group LLC).

(5)	Includes 6,438,000 warrants that may be sold by the selling securityholders named herein.
(6)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the shares of common stock underlying the warrants, and no separate fee is payable for the warrants.